Exhibit (h)(1)(c)

EATON VANCE MUTUAL FUNDS TRUST

Appendix A

(Effective April 30, 2018)

Fund	Fee*
Eaton Vance AMT-Free Municipal Income Fund	--
Eaton Vance Core Plus Bond Fund (formerly Eaton Vance Build America Bond Fund)	--
Eaton Vance Diversified Currency Income Fund	--
Eaton Vance Emerging and Frontier Countries Equity Fund (formerly Eaton Vance Global Macro Capital Opportunities Fund)	--
Eaton Vance Emerging Markets Local Income Fund	--
Eaton Vance Floating-Rate Advantage Fund	0.10%
Eaton Vance Floating-Rate Fund	0.15%
Eaton Vance Floating-Rate & High Income Fund	0.15%
Eaton Vance Global Income Builder Fund (formerly Eaton Vance Global Dividend Income Fund)	0.15%
Eaton Vance Global Macro Absolute Return Fund	--
Eaton Vance Global Small-Cap Equity Fund (formerly Eaton Vance Tax-Managed Global Small-Cap Fund)	0.15%
Eaton Vance Government Opportunities Fund (formerly Eaton Vance Government Obligations Fund)	--
Eaton Vance High Income Opportunities Fund	--
Eaton Vance Multi-Strategy Absolute Return Fund	--
Eaton Vance Short Duration Government Income Fund	--
Eaton Vance Short Duration Strategic Income Fund	--
Eaton Vance Stock Fund	--
Eaton Vance Tax-Managed Equity Asset Allocation Fund	0.15%
Eaton Vance Tax-Managed Global Dividend Income Fund	0.15%
Eaton Vance Tax-Managed Growth Fund 1.1	--
Eaton Vance Tax-Managed Growth Fund 1.2	0.15%
Eaton Vance Tax-Managed Multi-Cap Growth Fund	0.15%
Eaton Vance Tax-Managed Small-Cap Fund	--
Eaton Vance Tax-Managed Value Fund	0.15%
Parametric Emerging Markets Fund	0.15%
Parametric Tax-Managed International Equity Fund	--

* Fee is a percentage of average daily net assets per annum, computed and paid monthly.